Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Martha Lindeman 312-373-2430

Media Contact: Victoria Gilbert 312-373-2447

PLAYBOY ENTERPRISES REPORTS IMPROVED FIRST QUARTER NET INCOME Reaffirms Operating Income, Positive EPS Guidance

CHICAGO, Thursday, May 6, 2004 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income for the first quarter ended March 31, 2004, of $1.9 million, or $0.06 per basic and diluted share, compared to net income in the prior year quarter of $0.6 million, or $0.02 per basic and diluted share. First quarter revenues increased 9% to $80.9 million and operating income for the quarter was $7.5 million versus $9.5 million last year.
Christie Hefner, chairman and chief executive officer, said: “The year is off to a strong start led by revenue growth in our online and international television businesses. Online operating income nearly tripled in the quarter, breaking through to a double-digit operating margin. Publishing again outpaced the industry with strong circulation and advertising results leading to revenue and operating income gains. Licensing, which faced a tough comparison due to the sale of artwork last year, saw improved results in its core businesses. Entertainment posted top-line growth, but lower margins due to planned but higher-than-normal legal and technology expenditures and programming expense.
“For the year, we expect to see continuing revenue and operating income growth in each of our businesses, excluding last year’s non-repeating art sale, as well as operating margin improvement for the company as a whole,” Hefner said. “We remain committed to the goals of reporting 2004 operating income of $33 million and positive earnings per share for the year.
“On the non-operating side, our recently completed equity offering and planned debt reduction will lower annual interest expense, benefit cash flow and simplify our capital structure as they allow us to eliminate our preferred stock and pay down approximately $35 million in debt. On an annualized basis, the transactions will be accretive. The equity offering also substantially increased our public float,” Hefner said.

Entertainment
The Entertainment Group reported a 7% increase in first quarter revenues to $35.5 million driven by increased international television sales as well as higher video on demand and satellite revenues for the domestic TV networks. Operating profit declined to $6.4 million from $8.0 million in the prior year quarter due to increased marketing spending and the above-mentioned higher legal and technology expenditures and programming expense.

Publishing
Improved results from both the domestic and international editions of Playboy were primarily responsible for the $1.4 million growth in the Publishing Group’s first quarter operating income to $1.9 million compared to the prior-year quarter. Revenues for the Group rose 11% to $29.7 million, as a result of increased domestic newsstand sales due to several celebrity issues and higher subscription and advertising revenues.
The company said that it expects advertising revenues to be up approximately 15% in the 2004 second quarter compared to the prior year.

Online
First quarter operating income for the Online Group grew nearly threefold to $1.2 million versus the same quarter last year on a 19% improvement in revenues to $11.0 million due to a combination of growth in both average monthly revenue per subscriber and subscribers as well as higher e-commerce revenues.

Licensing
The Licensing Group reported first quarter 2004 operating income of $2.6 million, down from $3.6 million in the 2003 first quarter. Excluding the sale of a Salvador Dali painting in last year’s quarter, comparable 2004 first quarter would have shown robust operating income growth, primarily due to higher international royalties, including new licensing agreements. Revenues declined 9% to $4.7 million from $5.2 million in the prior year, reflecting last year’s $1.9 million art sale.

Corporate Expense
First quarter 2004 Corporate Administration and Promotion expense totaled $4.6 million compared to $2.9 million in the prior year, reflecting unusually low expenses in a number of areas in the 2003 quarter.

Other
The 2003 first quarter non-operating results also included a $3.3 million charge related to debt issuance expense resulting from the March 2003 debt refinancing. The sale of the Sarah Coventry trademarks in 2004 resulted in a benefit of $1.0 million from the reversal of deferred income taxes provided in prior periods relating to tax amortization of these intangibles.

Additional information regarding first quarter 2004 earnings will be available on the earnings release conference call, which is being held today, May 6, 11:00 a.m. EDT/10:00 a.m. CDT, 1-800-540-0559 (for domestic callers) or +1-785-832-0201 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) Foreign, national, state and local government regulation, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,
(b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(3)	Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(4)	Our ability to protect our trademarks, copyrights and other intellectual property;
(5)	Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(6)	Dilution from any potential issuance of additional common or convertible preferred stock in connection with financings or acquisitions;
(7)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(8)	Competition in the television, men’s magazine, Internet and product licensing markets;
(9)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(10)	Our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(11)	Risks associated with losing access to transponders and competition for transponders and channel space;
(12)	The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(13)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;
(14)	Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(15)	Increases in paper or printing costs;
(16)	Effects of the national consolidation of the single-copy magazine distribution system; and
(17)	Uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In thousands, except per share amounts)

	Quarters Ended March 31,
	2004	2003
Net Revenues
Entertainment:
Domestic TV Networks	$24,409	$23,441
International TV	9,899	8,442
Worldwide DVD/Home Video	1,111	1,137
Other	52	183

Total Entertainment	35,471	33,203

Publishing:
Playboy magazine
Subscription	13,397	12,419
Newsstand	4,280	2,612
Advertising	7,675	7,346

Total Playboy magazine	25,352	22,377

Other Domestic Publishing	2,690	2,941
International Publishing	1,635	1,316

Total Publishing	29,677	26,634

Online:
Subscriptions	5,175	4,057
E-Commerce	4,833	3,912
Other	965	1,271

Total Online	10,973	9,240

Licensing:
International licensing	3,162	1,739
Domestic licensing	889	928
Entertainment licensing	503	294
Artwork sales	13	1,914
Marketing events	182	329

Total Licensing	4,749	5,204

Total net revenues	$80,870	$74,281

Results of Operations
Entertainment	$6,400	$7,952
Publishing	1,899	507
Online	1,153	320
Licensing	2,571	3,571
Corporate Administration & Promotion	(4,571)	(2,900)

Operating income	7,452	9,450

Investment income	90	56
Interest expense	(4,158)	(3,562)
Amortization of deferred financing fees	(375)	(275)
Minority interest	(351)	(452)
Debt extinguishment expenses	--	(3,263)
Other, net	(459)	(72)

Income before income taxes	2,199	1,882
Income tax expense	(311)	(1,250)

Net income	1,888	632

Dividend requirements of preferred stock	(335)	--

Net income applicable to common shareholders	$1,553	$632

Basic weighted average number
of common shares outstanding	27,478	26,155

Diluted weighted average number
of common shares outstanding	29,345	26,159

Basic and diluted earnings per common share	$0.06	$0.02

PLAYBOY ENTERPRISES, INC. Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	1st Quarter Ended March 31,
EBITDA and Adjusted EBITDA	2004	2003 (1)	% Inc/(Dec)

Reconciliation to GAAP Financial Measure:
Net Income	$1.9	$0.6	216.7
Adjusted for:
Income Tax Expense	0.3	1.3	(76.9)
Interest Expense	4.2	3.6	16.7
Amortization of Deferred Financing Fees	0.4	0.3	33.3
Equity in Operations of Investments	--	(0.1)	100.0
Depreciation and Amortization	12.3	12.7	(3.1)

EBITDA (2)	19.1	18.4	3.8
Adjusted for:
Cash Investments in Entertainment Programming	(11.5)	(12.4)	7.3

Adjusted EBITDA (3)	$7.6	$6.0	26.7

	1st Quarter Ended March 31,
OIBDA	2004	2003 (1)	% Inc/(Dec)

Reconciliation to GAAP Financial Measure:
Operating income	$7.5	$9.5	(21.1)
Adjusted for:
Depreciation of property and equipment	0.8	1.0	(20.0)
Amortization of intangible assets	0.9	2.2	(59.1)

OIBDA (4)	9.2	12.7	(27.6)
Adjusted for:
Depreciation of property and equipment	(0.8)	(1.0)	(20.0)
Amortization of intangible assets	(0.9)	(2.2)	(59.1)

Operating income	7.5	9.5	(21.1)
Investment income	0.1	0.1	0.0
Interest expense	(4.2)	(3.6)	16.7
Amortization of deferred financing fees	(0.4)	(0.3)	33.3
Minority interest	(0.4)	(0.4)	0.0
Debt extinguishment expenses	--	(3.3)	100.0
Other, net	(0.4)	(0.1)	300.0

Income before income taxes	2.2	1.9	15.8
Income tax expense	(0.3)	(1.3)	(76.9)

Net income	$1.9	$0.6	216.7

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC. Summary of Financial and Operating Data (in millions of dollars)

1st Quarter Ended March 31,
Financial and Operating Data	2004	2003 (1)	% Inc/(Dec)

Entertainment
Cash Investments in Programming	$11.5	$12.4	(7.3)
Programming Amortization	$10.3	$9.5	8.4
Units at End of Period (in millions) (5):
Playboy TV:
Satellite Direct-to-Home	22.1	19.9	11.1
Cable Digital	17.7	15.1	17.2
Cable Analog Addressable	4.1	4.8	(14.6)
Playboy TV en Español (6):
Satellite Direct-to-Home	8.3	7.4	12.2
Cable Digital	3.1	2.8	10.7
Movie Networks:
Satellite Direct-to-Home	43.4	39.5	9.9
Cable Digital	43.8	39.6	10.6
Cable Analog Addressable	6.7	9.4	(28.7)
International TV Households at End of Period (in millions)	38.1	33.3	14.4

Publishing
Magazine Advertising Pages	120.6	116.5	3.5

Online
Average Monthly Revenue per Subscriber (in whole dollars)	$10.	28	$8.	44	21.8
Subscribers at End of Period (in thousands)	167.0	161.2	3.6

At March 31
Cash and Cash Equivalents	$15.4	$27.2	(43.4)
Long-Term Financing Obligations	$115.0	$115.0	0.0
Shareholders' Equity	$108.7	$88.2	23.2

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC. Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

(1)	Certain reclassifications have been made to conform to the current presentation.

(2)	In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.

(3)	In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.

(4)	We calculate OIBDA because we consider the measure an important indicator of our operational strength and the performance of our businesses. OIBDA is one of the measures we use to evaluate our operating performance, to value prospective acquisitions and for planning and forecasting. In addition, we may use OIBDA as a component for future compensation purposes. Disclosures of OIBDA, together with other financial measures that we disclose, allows investors to evaluate our performance in a manner similar to the method we use and helps improve their ability to understand our operating performance. In addition, we believe this measure is among the measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in the industry. Investors should recognize OIBDA may not be comparable to similarly titled measures of other companies. In addition, OIBDA does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. OIBDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

(5)	Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

(6)	We obtained 100% distribution rights of Playboy TV en Español in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.